EXHIBIT B

REGENCY ENERGY PARTNERS L.P.

COMMON UNIT SALE

Seller:	Regency LP Acquirer, L.P.

Purchaser:	ZLP Master Opportunity Fund, Ltd.	$41,088,550.80 (1,683,957 units)
	ZLP Fund. L.P.	$13,911,464.80 (570,142 units)

	Total	$55,000,015.60 (2,254,099 units)

Amount:	$55,000,015.60

Closing Date:	March 9, 2012

Purchase Unit Price:	$24.40 per Common Unit equal to (A) the volume weighted average closing price of Common Units listed and traded on the NYSE Technologies Global Market, as reported by Bloomberg L.P. on page 1 of screen “VWAP” for a five (5) trading day period, consisting of the five (5) trading days immediately prior to the Closing Date, multiplied by (B) 0.9541.

Discount:	4.59%

Number of Units:	2,254,099 units based on $55,000,015.60 divided by the Purchase Unit Price.

Delivery:	Common Unit transfer between brokers (UBS, on behalf of the seller, and Credit Suisse, on behalf of the buyer)

Representations and Warranties	The parties confirm their respective representations and warranties set forth in Articles III and IV in the Common Purchase Agreement dated October 22, 2010 (except that in Section 3.03, the number of Common Units is 13,168,735, and that in Section 3.10 the units are listed on the NYSE Technologies Global Market). Purchasers acknowledge that Seller and its affiliates may possess material non-public information not known to you regarding or relating to Regency Energy Partners, L.P., including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restricting plans of Regency and Purchasers acknowledge that they have not requested any such information and agree that neither Seller nor its affiliates shall have any liability whatsoever (and you hereby waive and release all claims they otherwise have) with respect to the nondisclosure of any such information, whether before or after the date hereof.

IN WITNESS WHERE OF, the parties hereto execute this agreement, effective as of the date first above written.

ZLP FUND, L.P.

By:	Zimmer Lucas Partners, LLC, its General Partner

By:	/s/ Stuart J. Zimmer
Name: Stuart J. Zimmer
Title: Managing Member

ZLP MASTER OPPORTUNITY FUND, LTD.

By:	Zimmer Lucas Capital, LLC, its Investment Manager

By:	/s/ Stuart J. Zimmer
Name: Stuart J. Zimmer
Title: Managing Member

REGENCY LP ACQUIRER, L.P.

By:	EFS Regency GP Holdco II, LLC

Its: General Partner

By:	Aircraft Services Corporation

Its: Managing Member

By:	/s/ Tyson Yates
Name: Tyson Yates Title: Vice President